Exhibit 99.1

FTI Consulting, Inc.

777 South Flagler Drive, Suite 1500

West Palm Beach, Florida 33401

(561) 515-1900

FOR FURTHER INFORMATION:

Jack Dunn, President & CEO

(561) 515-1900

Investors: Roger Carlile

(561) 515-1900

Media: Victoria Sivrais

(312) 553-6715

FTI CONSULTING, INC. ANNOUNCES PRELIMINARY ESTIMATES FOR SECOND QUARTER OF 2011

Second Quarter Results to Include Special Charge

West Palm Beach, FL, July 7, 2011 — FTI Consulting, Inc. (NYSE: FCN), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced preliminary estimates of revenues and earnings for the second quarter of 2011. Revenues are expected to be in the range of $395 million to $401 million, and adjusted earnings per diluted share (a non-GAAP measure) are expected to be in the range of $0.54 to $0.59, which excludes a special charge that will be recorded in the second quarter which is estimated to be $17 million on a pre-tax basis. The special charge reduces earnings per diluted share by $0.24. Estimated earnings per diluted share (which includes the special charge) are expected to be in the range of $0.30 to $0.35.

The special charge relates to actions taken by the Company during the second quarter to reduce executive management related overhead in connection with the recent restructuring of the Company on a global basis and to align the Company’s workforce with expected market trends. The Company expects that these actions will result in savings of approximately $9 million over the remainder of 2011. The cash portion of the special charge is approximately $10 million with the balance relating to non-cash costs primarily resulting from terminating certain employees who are entitled to acceleration of non-cash compensation.

Jack Dunn, President and Chief Executive Officer of FTI Consulting, Inc. commented, “These changes were made to strengthen and streamline our business as we head into the second half of the year. We look forward to announcing detailed second quarter results as well as providing an update to our guidance on August 4, 2011.”

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,700 employees located in most major business centers in the world, we work closely with clients every day to anticipate, illuminate, and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management and restructuring. More information can be found at www.fticonsulting.com.

Use of Non-GAAP Measure

Note: We define Adjusted earnings per diluted share (Adjusted EPS) as earnings per diluted share excluding the per share impact of the special charges and debt extinguishment costs that were incurred in the applicable period. Although Adjusted EPS is not a measure of financial condition or performance determined in accordance with generally accepted accounting principles (“GAAP”), we believe that this measure can be a useful operating performance measure for evaluating our results of operations as compared from period to period and as compared to our competitors.

Adjusted EPS is not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. This non-GAAP measure should be considered in addition to, but not as a substitute for or superior to, the information contained in our statements of income.

Safe Harbor Statement

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve uncertainties and risks. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues, future results and performance, expectations, plans or intentions relating to acquisitions and other matters, business trends and other information that is not historical, including statements regarding preliminary estimates of revenues and earnings for the quarter ended June 30, 2011 and of the amount of, and anticipated savings from, the special charge discussed above. When used in this press release, words such as “approximately,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, preliminary estimates of our second quarter 2011 revenues and earnings and of the amount of, and anticipated savings from, the special charge, are based upon our expectations at the time we make them and various assumptions. Our expectations, beliefs and estimates are expressed in good faith, and we believe there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs and estimates will result or be achieved or that actual results will not differ from estimates or expectations. The Company’s actual results may differ from our expectations. Further, preliminary results are subject to the Company’s final review. The Company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this will occur from time to time in the future. Other factors that could cause such differences include adverse financial and real estate market and general economic conditions, the pace and timing of the consummation and integration of past and future acquisitions, the Company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and in the Company’s other filings with the Securities and Exchange Commission, including the risks set forth under “Risks Related to Our Business Segments” and “Risks Related to Our Operations”. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.